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                                                                     EXHIBIT 5.2

                                            September 18, 1996




Twin Laboratories Inc.
2120 Smithtown Avenue
Ronkonkoma, New York  11779

            Re:  Registration Statement on Form S-4
                 (File No. 333-6781)

Ladies and Gentlemen:

            We have acted as special counsel to Twin Laboratories Inc., a Utah corporation (the "Company"), in connection with the preparation and filing of the above-captioned Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer by the Company (the "Exchange Offer") to exchange $100,000,000 aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2006 ("New Notes") for a like amount of its outstanding 10 1/4% Senior Subordinated Notes due 2006 ("Old Notes"). The New Notes will be guaranteed ("Guarantees") on a full and unconditional senior subordinated basis by Twinlab Corporation, a Delaware corporation ("TLC"), and Advanced Research Press, Inc., a New York Corporation ("ARP", and together with TLC, the "Guarantors"), and certain future subsidiaries of the Company. The New Notes will be issued pursuant to an Indenture, dated May 7, 1996, among the Company, the Guarantors, and Fleet National Bank as Trustee, Registrar, Paying Agent and Securities Agent.

            As such counsel, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

            Based upon the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, we are of the opinion that, as of the date hereof:
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Twin Laboratories Inc.
September 18, 1996
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            The New Notes have been duly authorized by the Company and, when issued and delivered in exchange for the Old Notes in the manner described in the Registration Statement and when executed and authenticated as specified in the Indenture, will be duly issued and delivered and will constitute valid and binding obligations of the Company.

            The foregoing opinion is predicated upon the assumptions and is limited by the qualifications, exceptions and limitations set forth below:

            A. We are members of the bar of the State of Utah. The foregoing opinion is limited to matters involving the current laws of the State of Utah and current federal laws of the United States of America to the extent applicable, and we do not express any opinion as to matters involving the laws of any other jurisdiction.

            B. In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as copies or telecopies, the authenticity of the originals of such copies, the due authorization, execution and delivery of all instruments and documents by all parties thereto (other than the Company), and that such instruments and documents are the valid, binding and enforceable obligations of all parties thereto (other than the Company).

            C. As to factual matters material to the opinion rendered herein, with your permission we have relied upon certificates of responsible officers of the Company concerning matters within the respective areas of responsibility of such officers, and upon certificates of public officials. In the course of our representation of the Company in connection with the subject transactions, nothing has come to our attention that would cause us to believe that such certificates contain any material misstatement of fact or omit to state any material fact necessary to make the facts set forth therein not misleading, and we believe that we are entitled to rely upon such certificates. In this connection, please note that we have not undertaken to apprise or inform all members of our firm who have performed counsel services for the Company on other matters, of the details of this set of transactions and, accordingly, the representation in the immediately preceding sentence is limited in scope to those attorneys in our firm having, in connection with representation in this matter, detailed knowledge of the subject transactions and the substance of this opinion.

            D. Our opinion is subject to, and we express no opinion as to, the effects of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, receivership, liquidation, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in
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Twin Laboratories Inc.
September 18, 1996
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equity or at law). Without limiting the generality of the foregoing, we express no opinion as to the availability of equitable relief, including, without limitation, specific performance and injunctive relief, in any situation arising out of the transactions to which the opinion set forth herein relates.

            E. Unless otherwise specifically indicated, the opinion set forth herein is as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any change in the law or the facts that may occur after the date hereof. The opinion set forth herein is limited to those points expressly stated and no other opinion or opinions should be implied.

            We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                            Very truly yours,

                                            /s/ RAY, QUINNEY & NEBEKER
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